Exhibit 21
SUBSIDIARIES OF GENESIS FLUID SOLUTIONS HOLDINGS, INC.
The following is a list of subsidiaries of Genesis Fluid Solutions Holdings, Inc.:

Subsidiary	Jurisdiction of Organization
Genesis Fluid Solutions, Ltd.	Colorado